Exhibit 99.1

Contacts:

Media	Investor Relations
Stacey Jones	Sean Meakim
(980) 378-6258	(704) 627-6200
stacey.jones@honeywell.com	sean.meakim@honeywell.com

HONEYWELL ELECTS VIMAL KAPUR AS CHAIRMAN AND
WILLIAM S. AYER AS INDEPENDENT LEAD DIRECTOR

•Kapur to commence new role, effective June 2024
•Ayer, former Chair and CEO of Alaska Airlines, to succeed D. Scott Davis as Independent Lead Director, effective May 2024
•Executive Chairman Darius Adamczyk to step down from the board, effective June 2024

CHARLOTTE, N.C. February 1, 2024 -- Honeywell (NASDAQ: HON) today announced that its Board of Directors has elected CEO Vimal Kapur to take on the additional role of chairman when current executive chairman Darius Adamczyk retires from the board as of June 7, 2024. William S. Ayer has also been elected to succeed D. Scott Davis as independent lead director beginning as of the company’s annual meeting on May 14, 2024. Davis, who has served as lead director since 2020, will continue to serve as an independent director and as Chair of the Audit Committee.
“The board is unified in its view that Vimal will provide decisive strategic leadership and strong execution of Honeywell's growth plans, capital deployment, succession planning and continuing operational excellence, said Davis, Honeywell’s independent lead director. “Additionally, we are confident that the robust governance authorities and responsibilities of our independent lead director, combined with Bill’s thoughtful and extensive leadership, will enable our highly independent, diverse, and experienced board to provide effective support and oversight.”
Adamczyk, who was Honeywell's chairman and CEO until June 2023 when he became executive chairman, said, "I would like to thank Scott for his service to Honeywell as lead director. His independent perspectives and counsel as Honeywell successfully navigated the unprecedented macro challenges of the past four years, and his leadership throughout the CEO succession planning and smooth transition process have been invaluable to me, Vimal and the entire management team."
"It is a privilege and honor to be named chairman with the full support of Darius and our independent directors," Kapur said. "I look forward to working with Bill, our outstanding board and leadership team and our talented people to continue accelerating Honeywell’s growth aligned with three powerful megatrends--automation, the future of aviation and energy transition--each of which is underpinned by robust digitalization capabilities and solutions.”
He added, “Accelerating our innovation playbook, leveraging our financial strength and unlocking greater value through our Accelerator operating system uniquely positions us to blend advanced software with leading physical products and solutions to lead in our end markets.” Kapur, 58, became President and CEO of Honeywell in June 2023 after serving as President and Chief Operating Officer since July 2022.

“I would like to thank Darius for his leadership and numerous contributions to position Honeywell for growth. I am also grateful to Scott for his service as lead director over the past four years, and his continued service on the board,” Kapur said. “I would also like to congratulate Bill, who as chair of the Corporate Governance and Responsibility Committee, successfully led our robust shareowner engagement program and will continue bringing critical shareowner feedback to the boardroom. His independent perspectives, commitment to best-in-class governance practices, and leadership strengths will be essential as we partner to deliver on Honeywell’s strategic growth objectives.”

About Honeywell
Honeywell is an integrated operating company serving a broad range of industries and geographies around the world. Our business is aligned with three powerful megatrends – automation, the future of aviation and energy transition – underpinned by our Honeywell Accelerator operating system and Honeywell Connected Enterprise integrated software platform. As a trusted partner, we help organizations solve the world’s toughest, most complex challenges, providing actionable solutions and innovations through our Aerospace Technologies, Industrial Automation, Building Automation and Energy and Sustainability Solutions business segments that help make the world smarter, safer and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.